UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 7, 2019
Republic Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14267	65-0716904
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18500 North Allied Way
Phoenix, Arizona	85054
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (480) 627-2700
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.02 Results of Operations and Financial Condition.
On February 7, 2019, Republic Services, Inc. (the Company) issued a press release containing information about the Company’s financial results for the three months and year ended December 31, 2018. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The attached earnings press release contains information about the Company's full-year 2019 guidance.
The results presented in this press release for the three months and year ended December 31, 2017 reflect our historical presentation prior to the adoption of the new revenue recognition standard. A pro forma presentation of our financial results for the three months and year ended December 31, 2017 had we adopted the revenue recognition standard as of January 1, 2017 is furnished as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

2019 Financial Guidance
Our guidance is based on current economic conditions and does not assume any significant changes in the overall economy in 2019.
Diluted earnings per share is expected to be in a range of $3.22 to $3.27 and adjusted diluted earnings per share is expected to be in a range of $3.23 to $3.28, both of which assume an effective tax rate of 24 percent. Adjusted diluted earnings per share excludes the impact of expected restructuring charges.
We believe that the presentation of adjusted diluted earnings per share, which excludes restructuring charges, provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Cash provided by operating activities for 2019 is expected to be in a range of $2,307 million and $2,357 million. Adjusted free cash flow for 2019 is expected to be in a range of $1,125 million to $1,175 million. Adjusted free cash flow consists of cash provided by operating activities, less property and equipment received of $1,200 million, plus proceeds from the sale of property and equipment of $15 million and is exclusive of cash paid for restructuring activities of $3 million, net of tax.
We believe that presenting adjusted free cash flow guidance provides useful information regarding our recurring cash provided by operating activities after certain expenditures. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release of Republic Services, Inc. issued February 7, 2019 to announce the financial results for the three months and year ended December 31, 2018.
99.2	Unaudited Supplemental Schedules - Proforma 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Republic Services, Inc.
Date: February 7, 2019	By:	/s/ Charles F. Serianni
Charles F. Serianni
Executive Vice President, Chief Financial Officer (Principal Financial Officer)

	By:	/s/ Brian A. Goebel
Brian A. Goebel
Vice President and Chief Accounting Officer (Principal Accounting Officer)

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